Exhibit 99.1

INVO Fertility Reports Second Quarter 2026 Results Highlighting Revenue Growth and Clinic Platform Profitability

Q2 2026 revenue increased 17% as INVO advances organic growth and a disciplined acquisition strategy focused on established, profitable fertility practices

Clinic platform was profitable on an Adjusted EBITDA basis before corporate operating and public company expenses

SARASOTA, Fla., August 17, 2026 — INVO Fertility, Inc. (Nasdaq: IVF) (“INVO Fertility” or the “Company”), a healthcare fertility company focused on the establishment, acquisition, and operation of fertility clinics and related businesses and technologies, today announced financial results for the second quarter ended June 30, 2026.

Q2 2026 Financial Highlights (all metrics compared to Q2 2025 unless otherwise noted)

●	Revenue was $2,175,485, an increase of 17% compared to $1,863,654.
●	Consolidated clinic revenue increased 18% to $2,167,785, compared to $1,832,094.
●	Clinic-Level Adjusted EBITDA (before corporate operating and public company expenses) (see table included) was approximately $333,000 in Q2 2026 compared to approximately $164,000 in Q1 2026, and approximately $951,000 for the year ended December 31, 2025.
●	Net income of $0.9 million, compared to net loss of $(3.6) million. The current year period included approximately $2.5 million gain on remeasurement related to the Birmingham acquisition. The prior-year period included approximately $2.1 million of losses from discontinued operations related to NAYA Therapeutics.
●	Adjusted EBITDA (see table included) was $(1.0) million compared to $(0.6) million.
●	Cash was $3.7 million at June 30, 2026.
●	As of August 14, 2026, the Company had 2,506,969 shares of common stock outstanding.

Recent Highlights

●	Growth through both core pillars: Q2 2026 benefited from a full-quarter contribution from Indiana-based Family Beginnings, while first-half revenue also reflected organic growth initiatives at Wisconsin Fertility Institute and the Georgia clinic. The results continue to reinforce INVO Fertility’s two primary growth avenues, organic growth within the existing clinic base and disciplined acquisitions of established fertility practices.
●	Birmingham clinic now wholly owned: In June 2026, INVO acquired the remaining ownership interests associated with its Birmingham, Alabama fertility clinic, converting the operation from a joint venture into a wholly owned subsidiary and providing the Company with operational control and 100% participation in future economics.
●	Platform investments to support expansion: The Company continues to build capabilities across operations, human resources and finance to support a larger clinic network, improve execution and integrate future acquisitions. These investments are designed to drive greater scalability and improved consolidated Adjusted EBITDA as the platform grows.

●	Clinical research and innovation: Gretchen Collins, M.D., of INVO’s Wisconsin Fertility Institute, presented five poster abstracts at the 2026 Midwest Reproductive Symposium International evaluating ovarian and subendometrial platelet-rich plasma in patients facing difficult IVF and endometrial-development challenges. The presentations highlight the physician expertise and patient-centered innovation within INVO’s clinic platform.
●	Robust acquisition opportunity set: The Company continues to evaluate a robust pipeline of U.S.-based, established, and profitable fertility clinics that may benefit from becoming part of a larger fertility services platform with shared operational, financial, and administrative resources.

Clinic-Level Adjusted EBITDA

INVO Fertility believes the clinic-level view provides investors with an important perspective on the earnings capacity and underlying value of its fertility services platform.

Management is focused on growing this contribution through higher patient volumes, expanded services and improved operating execution, while also adding (via its acquisition efforts) established, profitable clinics that can increase scale and allow corporate operating expenses to be supported across a larger revenue and earnings base.

Clinic-Level Adjusted EBITDA

(Unaudited, $ in thousands; before corporate operating expenses)

FY 2025	Q1 2026	Q2 2026
$951	$164	$333

Clinic-Level Adjusted EBITDA is a non-GAAP measure. See Use of Non-GAAP Measures. See full table reconciliation.

Management Commentary

“The second quarter continued the progress we demonstrated in the first quarter and provided further validation of our strategy,” said Steve Shum, Chief Executive Officer of INVO Fertility. “Revenue increased 17% supported by the first full-quarter contribution from Family Beginnings and continued growth initiatives across our clinic network. Just as importantly, the clinic platform remained profitable on an Adjusted EBITDA basis before corporate operating and public company expenses, generating approximately $333,000 during the second quarter and $0.95 million during fiscal 2025. We believe these results demonstrate both the underlying earnings power of the clinics we have assembled and the value of building a larger platform around them.”

“We also continued to execute on the next phase of our plan. In addition to realizing a full quarter of contribution from Family Beginnings, we brought the Birmingham clinic fully into the INVO organization and expanded the shared services and resources we provide across operations, finance, billing, human resources, and administration. Our objective is to pair strong local clinical teams with the support, capabilities, and best practices needed to grow patient volumes, broaden services, improve execution and make each clinic more successful as part of the INVO family.”

“Looking ahead, we intend to drive organic growth across our existing clinic network, leverage our corporate infrastructure across a larger revenue base, and pursue disciplined acquisitions of established, profitable fertility practices. With a growing operating platform, demonstrated clinic-level Adjusted EBITDA generation, an improved financial position, and a robust pipeline of opportunities, we believe INVO is increasingly well positioned to build a scaled fertility services company and create meaningful long-term value,” Shum concluded.

Second Quarter Financial Discussion

Revenue for the second quarter of 2026 was approximately $2.2 million, compared to approximately $1.9 million for the second quarter of 2025. The increase of approximately $0.3 million, or 17%, was primarily attributable to the addition of Family Beginnings following the February 2026 acquisition. Clinic revenue increased 18% to approximately $2.2 million, compared to approximately $1.8 million for the second quarter of 2025.

Cost of services was approximately $1.4 million for the second quarter of 2026, compared to approximately $1.1 million for the second quarter of 2025. The increase was primarily attributable to the addition of Family Beginnings and one-time staffing costs at the Georgia clinic. Selling, general and administrative expenses decreased to approximately $1.9 million, compared to approximately $2.2 million for the second quarter of 2025, primarily reflecting lower professional services expenses.

The Company reported a loss from operations of approximately $(1.3) million for the second quarter of 2026, compared to a loss from operations of approximately $(3.0) million for the second quarter of 2025. Net income was approximately $0.9 million, compared to a net loss of approximately $(3.6) million for the second quarter of 2025. The Company recognized an approximate gain of $2.5 million on remeasurement related to the Birmingham acquisition in the second quarter of 2026. The Company reported no loss from discontinued operations during the second quarter of 2026, compared to approximately $(2.1) million of losses from discontinued operations during the second quarter of 2025 related to NAYA Therapeutics.

The Company ended the second quarter of 2026 with approximately $3.7 million in cash, compared to approximately $2.1 million at December 31, 2025.

Webcast

INVO Fertility will host a webcast to discuss its Q2 2026 financial results and provide a business update on Monday, August 17, 2026, at 11:00 a.m. Eastern time.

Date and Time: Monday, August 17, 2026, at 11:00 a.m. Eastern time.

Live Webcast: https://app.webinar.net/yDAl3O9e8k4

Replay: A webcast replay will be available at https://app.webinar.net/yDAl3O9e8k4.

Use of Non-GAAP Measure

Included in this press release are references to Adjusted EBITDA and Clinic-Level Adjusted EBITDA, which are non-GAAP financial measures. These measures are not intended to be substitutes for financial measures reported in accordance with U.S. generally accepted accounting principles. Management believes that, when considered together with the GAAP figures, these measures provide meaningful information regarding operating performance, the earnings contribution of the Company’s clinic platform and trends in the business.

Clinic-Level Adjusted EBITDA represents Adjusted EBITDA generated by the Company’s fertility clinic operations before corporate operating expenses, as calculated by management. This measure is intended to provide visibility into the performance and earnings capacity of the operating clinic platform separately from the costs associated with managing a public company and building a larger acquisition platform. Adjusted EBITDA and Clinic-Level Adjusted EBITDA may be calculated differently by INVO Fertility than by other companies that disclose measures with the same or similar terms.

About INVO Fertility

We are a healthcare services fertility company dedicated to expanding access to assisted reproductive technology (“ART”) care to patients in need. Our principal commercial strategy is focused on building, acquiring, and operating fertility clinics and related businesses and technologies. Our acquisition strategy focuses on US-based, profitable fertility clinics. Our clinics offer a variety of fertility services including in vitro fertilization (“IVF”) and the intravaginal culture (“IVC”) procedure enabled by INVOcell. We have four operational fertility clinics in the United States. We also continue to engage in the sale and distribution of INVOcell to third-party owned and operated fertility clinics. INVOcell is a proprietary and revolutionary medical device, and the first to allow fertilization and early embryo development to take place in vivo within the woman’s body. For more information, please visit invofertility.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements regarding organic growth initiatives, acquisition opportunities, integration of acquired clinics, balance sheet improvements, liquidity, the growth of our clinic platform and our ability to achieve cash flow break even or profitability, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

INVO Fertility, Inc.

Steve Shum, CEO

978-878-9505

sshum@invofertility.com

Investor Contact

Lytham Partners, LLC

Robert Blum

602-889-9700

INVO@lythampartners.com

INVO FERTILITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Clinic revenue	$2,167,785	$1,832,094	$4,150,018	$3,453,647
Product revenue	7,700	31,560	40,692	47,192
Total revenue	2,175,485	1,863,654	4,190,710	3,500,839
Operating expenses:
Cost of services	1,352,665	1,090,540	2,634,912	2,131,485
Cost of goods sold	60,147	3,063	65,299	7,047
Selling, general, and administrative	1,906,750	2,193,049	4,082,849	3,750,371
Impairment loss	-	1,397,353	-	1,397,353
Depreciation and amortization	145,573	169,737	288,271	404,199
Total operating expenses	3,465,135	4,853,742	7,071,331	7,690,455
Loss from operations	(1,289,650)	(2,990,088)	(2,880,621)	(4,189,616)
Other income (expense):
Gain (loss) from equity method investment	(7,154)	(19,911)	15,014	(4,815)
Gain on remeasurement	2,452,032	-	2,452,032	-
Gain (loss) on change in fair value of warrant liability	-	1,660,160	(3,790,225)	1,660,160
Loss on debt extinguishment	(172,621)	(692,270)	(172,621)	(692,270)
Gain on settlement	-	939,500	-	939,500
Interest income	139,514	-	139,514	-
Interest expense	(177,227)	(440,596)	(357,550)	(748,435)
Total other income (expense)	2,234,544	1,446,883	(1,713,836)	1,154,140
Net income (loss) from continuing operations before income taxes	944,894	(1,543,205)	(4,594,457)	(3,035,476)
Provision for income taxes	56,154	-	56,154
Net income (loss) from continuing operations	888,740	(1,543,205)	(4,650,611)	(3,035,476)
Loss on disposition	-	(1,534,517)	-	(1,534,517)
Loss from discontinued operations	-	(541,247)	-	(16,452,562)
Net income (loss)	$888,740	$(3,618,969)	$(4,650,611)	$(21,022,555)

Net income (loss) from continuing operations per common share:
Basic	$0.42	$(155.31)	$(2.48)	$(405.93)
Diluted	$0.35	$(155.31)	$(2.48)	$(405.93)

Net loss from discontinued operations per common share:
Basic	$-	$(208.91)	$-	$(2,405.38)
Diluted	$-	$(208.91)	$-	$(2,405.38)

Net income (loss) per common share:
Basic	$0.42	$(364.23)	$(2.48)	$(2,811.31)
Diluted	$0.35	$(364.23)	$(2.48)	$(2,811.31)

Weighted average number of common shares outstanding:
Basic	2,105,595	9,936	1,873,019	7,478
Diluted	2,592,025	9,936	1,873,019	7,478

Adjusted EBITDA
	For the Three Months Ended
	June 30,
	2026	2025

Net income (loss) from continuing operations	$888,740	$(1,543,205)
Interest expense	177,227	440,596
Interest income	(139,514)	-
Tax expense	56,154	-
Depreciation and amortization	145,573	169,737
Stock-based compensation	118,571	680,680
Non cash compensation for services	-	45,000
Gain on remeasurement	(2,452,032)	-
Gain on change in fair value of warrant liability	-	(1,660,160)
Loss from debt extinguishment	172,621	692,270
Gain on settlement of liability	-	(939,500)
Impairment of intangible assets	-	1,397,353
NAYA divesture related costs	-	130,000
Adjusted EBITDA	$(1,032,660)	$(587,229)

Clinic-Level Adjusted EBITDA

Fertility Clinic Services Segment	2025	Q1 2026	Q2 2026
Revenue	$6,721,057	$1,982,233	$2,167,785
Operating expenses	7,753,371	1,853,109	1,867,454
Segment profit	(1,032,314)	129,124	300,331
Depreciation and amortization	585,897	34,821	32,695
Impairment loss	1,397,353	-	-
Fertility Clinic Services Segment EBITDA	$950,936	$163,945	$333,026

2025 data derived from Note 15 - Segment Reporting in the Company’s 10-K

Q1 2026 data derived from Note 16 - Segment Reporting in the Company’s first quarter 10-Q

Q2 2026 data derived from Note 16 - Segment Reporting in the Company’s second quarter 10-Q